Exhibit 4.3
GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) is made and delivered effective as of December 31, 2006, by the undersigned, AMERICA’S CAR MART, INC., an Arkansas corporation (the “Guarantor”), to BANK OF ARKANSAS, N.A. with its principal office and place of business in Fayetteville, Arkansas, as agent for the Banks (as defined in the Credit Agreement)(“Agent”).

RECITALS

A.    Banks have agreed to make a loan to COLONIAL AUTO FINANCE, INC. (“Borrower”), in the principal amount of FORTY MILLION DOLLARS ($40,000,000) (the “Loan”) pursuant to the terms and conditions of the Amended and Restated Agented Revolving Credit Agreement dated June 23, 2005, between Borrower and Banks (as amended, the “Credit Agreement”). Borrower’s obligation to repay the Loan is evidenced by Borrower’s promissory notes of even date payable to the order of Banks in the aggregate amount of $40,000,000 (separately and collectively, the “Note”).

B.    Guarantor will benefit directly and indirectly from the making of the Loan to Borrower.

C.    Banks are unwilling to extend the Loan to or otherwise deal with Borrower unless they receive an unconditional and continuing guaranty from Guarantor covering all “Obligations” (as hereinafter defined).

AGREEMENT

For and in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, and in order to induce Banks to extend the Loan to Borrower, Guarantor hereby agrees with Banks as follows:

Section 1.    Guarantee. Guarantor hereby absolutely and unconditionally guarantees to Banks and their successors and assigns the due and punctual payment of all liabilities and the performance of all obligations of Borrower to Banks under the Note, and any other document or instrument executed by Borrower in connection with the Loan, primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether arising out of contracts, torts or otherwise, whether created directly with Banks or acquired by Banks through assignment, endorsement or otherwise; whether matured or unmatured; whether absolute or contingent; whether joint or several; as and when the same become due and payable (whether by acceleration or otherwise), in accordance with the terms of any such instruments, accounts receivable and other security agreements, contracts, drafts, leases or chattel paper, evidencing any such indebtedness, obligations or liabilities, including all renewals, extensions or modifications thereof (all liabilities and obligations of Borrower to Banks, including all of the foregoing, being hereinafter collectively referred to as the “Obligations”).

Section 2.    Operation of Guaranty. This is a guaranty of payment and not of collection, and Guarantor expressly waives any right to require that any action be brought against Borrower or any other guarantor of the Obligations or with respect to any security therefor. If Borrower shall default in payment or performance of any of the Obligations when due, Guarantor, upon written demand by Banks, without notice other than such demand and without the necessity of further action by Banks, will promptly and fully make such payments and indemnify Banks and its officers, directors, employees, representatives, counsel and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment of the Loan and Note) be imposed on, incurred by or asserted against any such person in any way relating to or arising out of Borrower’s failure to pay its indebtedness to Banks subject to the limitations set forth in Section 1. All payments by Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts and which is immediately available to Banks at their principal offices in Arkansas (or such other place as Banks may designate in writing). Each default in payment or performance of the Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

Section 3.    Obligations of Guarantor Absolute and Unconditional. The obligations of Guarantor hereunder shall be absolute and unconditional, shall remain in full force and effect until (i) Guarantor has paid to Agent the full amount of its obligations hereunder, or (ii) all of the Obligations shall have been fully and indefeasibly paid and performed and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever (other than full, final and indefeasible payment and performance of all of the Obligations) , including without limitation (a) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of or change in any of the Obligations, (b) any impairment, modification, release or limitation of the liability of Borrower, or any security for the Obligations, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U. S. Bankruptcy Code, as amended, or other statute or from the decision of any court, (c) the assertion or exercise by Banks of any other rights or remedies with respect to the Obligations or its delay in exercising or failure to assert or exercise any such rights or remedies, (d) the assignment or mortgaging or the purported assignment or mortgaging of any property as security for the Obligations, or the release of any such security, (e) any limitation of Borrower’s liability for the payment or performance of the Obligations imposed by applicable law, (f) the extension of the time for payment or performance of any of the Obligations or the extension or the renewal of any thereof, (g) the modification or amendment (whether material or otherwise) of the Note, (h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Borrower, Guarantor, any other guarantor of the Obligations, or any of their affiliates, or any of their assets, or the disaffirmance of this Guaranty in any such proceeding, (i) the release, substitution or replacement of any security for the Obligations or any other guaranty thereof, (j) acceptance by Banks of any payment or performance which is defeasible, void or voidable, as a preference or otherwise, (k) the unenforceability, invalidity or voidability of the Note, or (1) any other occurrence, event or circumstance which might, but for this provision, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 4.    Waiver of Notice, etc. Guarantor unconditionally waives: (a) notice of any of the matters referred to in Section 2 hereof except written demand for payment hereunder; (b) any demand, proof or notice of nonpayment of the principal of or interest on the Note or of any other default in the due and timely payment and performance of any of the Obligations; (c) with respect to the Note, presentment for payment, notice of dishonor, protest and notice of protest; (d) all other notices to which Guarantor would otherwise be entitled; (e) the benefits of all provisions of law for a stay or delay of execution or any other remedy against Guarantor until a proceeding be commenced or a judgment be obtained against Borrower and be returned unsatisfied; and (f) to the fullest extent permitted by applicable law, all other rights and defenses of a guarantor or surety.

Section 5.    No Right of Setoff. No act of commission or omission of any kind or at any time upon the part of Borrower or Banks in respect of any matter whatsoever shall in any way affect or impair the rights of Banks to enforce any right, power or benefit of Banks under this Guaranty, and no setoff, claim, reduction or diminution of any obligation or any defense of any kind or nature which Guarantor has or may have against Borrower or Banks shall be available to Guarantor against Banks in any suit or action brought by Banks to enforce any right, power or benefit under this Guaranty.

If any process is issued or ordered to be served upon Banks, seeking to seize Borrower’s or Guarantor’s rights or interests in any bank accounts maintained with Banks, the balances in any such accounts shall immediately be deemed to have been and shall be set off against any and all Obligations or all obligations and liabilities of the Guarantor, as of the time of the issuance of any such writ or process, whether or not Borrower, Guarantor or Banks shall then have been served therewith.

Section 6.    Extinguishment and Waiver of Subrogation and Contribution.

(a)    If any payment of an Obligation shall at any time be repaid by the recipient thereof in compliance with an order of a court having jurisdiction over any bankruptcy or insolvency proceedings relating to Borrower, the amount so repaid shall be deemed not to have been paid and to be outstanding, and the obligation of Guarantor hereunder to satisfy such Obligation shall remain in full force and effect.

(b)    Guarantor hereby irrevocably waives any claims or other rights which it now or hereafter acquire against Borrower that arise from the existence or performance of Guarantor’s obligations under this Guaranty including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Banks against Borrower or any security or collateral which Banks now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise including, without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. Guarantor hereby irrevocably agrees that it will not, until the Obligations are paid in full, exercise any rights which it may acquire by way of contribution under this Guaranty, by any payment made hereunder or otherwise including, without limitation, the right to take or receive from any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such contribution rights. If any amount shall be paid to Guarantor in violation of the preceding sentences and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for the benefit of, Banks and shall forthwith be paid to Banks to be credited and applied upon the Obligations, whether matured or unmatured.

Section 7.    Due Diligence. Guarantor acknowledges and represents that it has relied upon its own due diligence in making its own independent appraisal of Borrower and its business, affairs and financial condition, and will continue to be responsible for making its own independent appraisal of such matters, and has not relied upon and will not hereafter rely upon Banks for information for such appraisal or other assessment or review and, further, will not rely upon any such information which may now or hereafter be prepared by or for Banks for any appraisals regarding Borrower.

Section 8.    Events of Default. The occurrence of any Event of Default defined in the Credit Agreement shall constitute an “Event of Default” hereunder.

Section 9.    Remedies. Should any one or more Event of Default occur and be continuing after any applicable cure period, Banks may, at its option, enforce against Guarantor its liabilities hereunder and exercise such other rights and remedies as may be available to Banks hereunder, under the Note and otherwise.

Section 10.         Remedies Cumulative. No right or remedy herein conferred upon Banks is intended to be exclusive of any other right or remedy contained herein or in the Note or in any other instrument or document delivered pursuant to or in connection with the Note, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity, or by statute or otherwise, shall be cumulative. Banks may pursue, or refrain from pursuing, any remedy available to it at such times and in such order as it in its sole discretion shall determine, and Banks’ election as to such remedies shall not impair any remedies against Guarantor not then exercised.

Section 11.         Modification and Waiver. No modification or waiver of any provision of this Guaranty or of any document or instrument delivered pursuant hereto and no consent by Agent to any departure therefrom shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of Agent, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances.

Section 12.         Fees and Expenses. Guarantor shall reimburse Agent or Banks, or cause Agent or Banks to be reimbursed, for all out of pocket costs and expenses incurred by Agent or Banks with respect to the documentation or administration of this Guaranty or enforcing the terms hereof, including the reasonable fees and expenses of Agent’s or Banks’ attorneys.

Section 13.         Application of Proceeds. All proceeds of any security or any enforcement action received by Banks with respect to the Obligations may be applied by Banks to the Obligations in such order as Banks in its sole discretion may elect.

Section 14.         Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of Arkansas, without giving effect to the principles of the conflict of laws.

Section 15.         Service of Process. Guarantor hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Guaranty may be instituted or brought in all federal and state courts located in the State of Arkansas, as Banks may elect and, by the execution and delivery of this Guaranty, Guarantor hereby irrevocably and unconditionally accepts and submits to the exclusive jurisdiction of any such courts, and to all proceedings in such courts. Guarantor also consents that service of process in any such action or proceeding may be made upon Guarantor by mailing a copy of the summons and the complaint to Guarantor by registered mail, return receipt requested, at the address designated for notices to

Guarantor under Section 18 of this Guaranty. Nothing in this Guaranty or elsewhere shall affect Banks’ right to serve process in any other manner permitted by law or limit the right of Banks to bring actions, suits or proceedings in the courts of any other jurisdiction.

Section 16.         Waiver of Jury Trial. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS GUARANTY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS GUARANTY, OR ANY OTHER CLAIM OR DISPUTE, HOWSOEVER ARISING, BETWEEN GUARANTOR AND BANKS.

Section 17.         Captions. The captions of the Sections of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part of this Guaranty.

Section 18.         Notices. Except as otherwise expressly permitted or provided herein, all notices, requests, demands and other communications provided for herein or in any instrument or document delivered pursuant hereto shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below (or at such other address as such party shall specify to the others by notice in accordance with the provisions of this Section) or (unless receipt thereof is expressly required herein), if sent by registered or certified mail, postage prepaid, return receipt requested, on the second day after the day on which mailed (or the date of receipt, if earlier):

TO LENDER:

BANK OF ARKANSAS, N.A.
P.O. Box 1407
Fayetteville, Arkansas 72702-1404
Attention: Jeffrey R. Dunn

WITH A COPY TO:

RIGGS, ABNEY, NEAL, TURPEN, ORBISON & LEWIS
502 West Sixth Street
Tulsa, Oklahoma 74119-1010
Attention: Harley W. Thomas

TO GUARANTOR:

AMERICA’S CAR MART, INC.
1501 Southeast Welton Blvd.
Bentonville, AR 72712
Attention: Jeff Williams

WITH A COPY TO:

AMERICA’S CAR-MART, INC.
251 O’Conner Ridge Blvd., Suite 100
Irving, Texas 75038
Attention: T. J. Falgout, III

Section 19.    Benefit. This Guaranty shall be binding upon and inure to the benefit of Guarantor and Banks and their respective successors and assigns.

Section 20     Severability. In case any one or more of the provisions contained in this Guaranty, or any instrument or other document delivered pursuant to this Guaranty, should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 21.    Singular and Plural, Etc. As used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

Section 22.    Counterparts. This Guaranty may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

Section 23.    Entire Agreement. This Guaranty constitutes the final, exclusive and complete statement of the agreement of the parties hereto with respect to the subject matter hereof, and all other prior or contemporaneous agreements with respect to the subject matter hereof are superseded hereby.

Section 24.    Incorporation, Good Standing, and Due Qualification. The Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

Section 25.    Corporate Power and Authority. The execution, delivery, and performance by the Guarantor of the Loan documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation’s charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien except as contemplated by this Agreement, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

Section 26.    Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 27.    Other Agreements. The Guarantor is not a party to any material indenture, loan, or credit agreement, or to any material lease or other agreement or instrument or subject to any charter or corporate restriction which is likely to have a Material Adverse Effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Guarantor or the ability of the Guarantor to carry out its obligations under the Loan Documents to which it is a party. The Guarantor is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which is likely to have a Material Adverse Effect of the Guarantor.

Section 28.    Litigation. There is no pending or to the Guarantor=s knowledge threatened action or proceeding against or affecting the Guarantor before any court, governmental agency, or arbitrator, which is likely to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Guarantor or the ability of the Guarantor to perform its obligations under the Loan Documents to which it is a party.

Section 29.    No Defaults on Outstanding Judgments or Orders. The Guarantor has satisfied all judgments, and the Guarantor is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign; provided that noncompliance with the foregoing shall not constitute a Default if such noncompliance does not have a material adverse effect on the financial condition or operation of the Guarantor .

IN WITNESS WHEREOF, Guarantor has hereunto set its hand and seal, and Agent of Banks has accepted this Guaranty, all as of the day and year first above written.

“Guarantor” AMERICA’S CAR MART, INC., an Arkansas corporation By /s/ Jeff Williams Jeff Williams, Vice President